December 11, 2023

IntelGenx Technologies Corp. 6420 Abrams Ville Saint-Laurent Quebec, H4S 1Y2 Canada

Re: IntelGenx Technologies Corp. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to IntelGenx Technologies Corp., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 3,366,452 shares (the "Shares") of common stock, $0.00001 par value, of the Company ("Common Stock"), initially issuable upon the vesting of securities granted pursuant to the Company's Performance and Restricted Share Unit Plan (the "Plan") and pursuant to Rule 416(a) under the Securities Act, any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be legally issued, fully paid and, to our knowledge, nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law. As used in this opinion, the phrase "to our knowledge" refers to the conscious awareness of facts or other information, without independent investigation or inquiry, by Richard Raymer, James Guttman, and Nick Beatty.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dorsey & Whitney LLP

RBR/JBG

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